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                                                                    EXHIBIT 3(I)


                            CERTIFICATE OF AMENDMENT

                                       OF

                 THE THIRD RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                                 POWERTEL, INC.

                                      ****

         Powertel, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify as follows:

         FIRST:   That in accordance with the requirements of Section 242 of the General Corporation Law of the State of Delaware (the "General Corporation Law"), the Board of Directors of the Corporation, in a unanimous written consent pursuant to Section 141(f) of the General Corporation Law, duly adopted resolutions: (i) proposing and declaring advisable an increase in the Corporation's authorized capital stock; (ii) proposing and declaring advisable the amendment of the Third Restated Certificate of Incorporation of the Corporation to reflect such change; and (iii) recommending that such amendment be submitted to the stockholders of the Corporation for consideration, action and approval.

         SECOND: That Section 5.1 of the Third Restated Certificate of Incorporation of the Corporation is hereby amended to read in its entirety as follows:

         "5.1     Authorized Shares

                  The aggregate number of shares of stock which the Corporation shall have the authority to issue is 401,000,000. 1,000,000 of such shares shall be Preferred Stock, having a par value of $.01 per share ("Preferred Stock"). 400,000,000 of such shares shall be Common Stock, all of one class, having a par value of $.01 per share ("Common Stock")."

         THIRD: That, pursuant to Section 242 of the General Corporation Law, the aforesaid amendment to the Third Restated Certificate of Incorporation was duly adopted by the stockholders of the Corporation at the annual meeting of stockholders held on May 25, 2000.

         FOURTH: That this Certificate of Amendment of the Third Restated Certificate of Incorporation shall become effective upon filing with the Delaware Secretary of State pursuant to Section 103(d) of the General Corporation Law.


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         IN WITNESS WHEREOF, Powertel, Inc. has caused this Certificate of
Amendment of the Third Restated Certificate of Incorporation to be signed by Allen E. Smith, its President and Chief Executive Officer, and attested by Lorena G. Turner, its Assistant Secretary, on June 15, 2000.

                                   POWERTEL, INC.



                                   By:   /s/ Allen E. Smith
                                        -------------------------------------
                                        Allen E. Smith
                                        President and Chief Executive Officer

Attest:


  /s/ Lorena G. Turner
-------------------------------
Lorena G. Turner
Assistant Secretary